Exhibit 10.18

REDACTED FOR
CONFIDENTIALITY

Confidential Treatment
Requested
The asterisked portions of this document have been omitted
and are filed separately with the Securities and Exchange Commission

DISTRIBUTION AGREEMENT

    This Distribution Agreement ("Agreement") is effective as of June 22, 2000, between Integrated Device Technology, Inc., a corporation having its principal place of business at 2975 Stender Way, Santa Clara, California 95054 ("Supplier"), and Arrow Electronics, Inc., a corporation having its principal place of business at 25 Hub Drive, Melville, NY 11747 ("Distributor"). The parties agree as follows:

    1.  APPOINTMENT  Supplier appoints Distributor an authorized distributor of its Products within the United States, Canada and Puerto Rico (the "Territory"). Supplier remains free to distribute its Products within the Territory either directly or through other distributors or dealers. As used in this Agreement, "Products" means all products offered for sale by Supplier generally, as set forth and described in Supplier's current price list. Products may be added to or deleted from the price list by Supplier on thirty (30) days prior written notice to Distributor.

    2.  RESPONSIBILITIES OF DISTRIBUTOR  Distributor will use its reasonable best efforts to:

    a.  maintain a competent and aggressive sales force and otherwise promote the sale, lease or other distribution of the Products within the Territory;

    b.  maintain a representative inventory of Products in reasonably sufficient quantities to provide adequate and timely delivery to Distributor's customers;

    c.  participate in such training programs as may be offered by Supplier;

    d.  comply, in the conduct of its business, with all applicable laws, regulations and rulings, and to defend and indemnify Supplier against any damages, fines, penalties or other awards or sanctions arising from any violation thereof;

    e.  keep current and accurate books and records in accordance with generally accepted accounting principles;

    f.   advertise the Products using the funds described in section 15 of this Agreement, inform the public that Distributor is an authorized distributor of the Products, and encourage customers or potential customers for the Products to order the same from Distributor;

    g.  establish and maintain quality control, handling and testing procedures, and such other programs as are necessary to ensure that the Products, as sold to customers, are reliable, are in full compliance with all applicable laws, standards, codes and regulations, are duly marked and labeled and are suitable for resale or other distribution; and

    h.  submit all pricing adjustment claims within 90 days of Distributor's shipment. Claims older than 90 days will be honored at the sole discretion of Supplier. Distributor shall not take a debit for any pricing adjustments for shipments made from Distributor's inventory until an approved claim response is issued by Supplier.

    3.  RESPONSIBILITIES OF SUPPLIER  Supplier will use its reasonable best efforts to:

    a.  furnish Distributor with current price and product information via EDI (as hereinafter defined) and with a reasonable supply of such printed price lists, sales literature, books, catalogues and the like as Supplier may prepare and such training and technical and sales support from time to time to assist Distributor in effectively carrying out its activities under this Agreement;

    b.  advertise the Products, inform the public that Distributor is an authorized distributor of the Products, encourage customers or potential customers for the Products to order the same from its distributors (including Distributor), and refer to its distributors (including Distributor) leads and orders involving quantities of Products normally handled by distribution; and

    c.  establish and maintain quality control, manufacturing, handling and testing procedures, and such other programs as are necessary to ensure that the Products, as manufactured and sold to Distributor, are reliable, are in full compliance with all applicable laws, standards, codes and regulations, are duly marked and labeled and are suitable for resale or other distribution.

    4.  REPORTS AND AUDITS  Within one business day after the end of each week, Distributor will send to Supplier, in a mutually agreeable electronic format, inventory, claims and POS files containing the information specified in Schedule C. No more than twice during any year, at reasonable times and upon reasonable prior notice, employees of Supplier may: i) conduct a physical inventory of Products in any stocking location (or, in automated facilities, observe cycle counts and related methodology) or ii) audit such business records, located at Distributor's corporate headquarters or other facilities, as pertain solely to the purchase and resale of Products hereunder during any such year.

    5.  ORDERS; DELIVERY; RESCHEDULING; CANCELLATION

    a.  Orders  Distributor will place written, telefaxed or electronically interchanged purchase orders (or do so verbally with written confirmation within thirty days), which will include the Products ordered, quantities requested, delivery dates, prices, and shipping instructions (when necessary). Supplier will acknowledge each order in writing, by telefax, or electronic interchange within ten business days of the receipt thereof and will confirm the requested shipment date or specify an alternative shipment date ("Acknowledged Shipment Date"). Supplier reserves the right to reject any order submitted, without liability to Distributor.

    b.  Shipping and Packing  All shipments shall be F.O.B. Supplier's factory and will be made in accordance with Supplier's then current procedures.

    c.  Rescheduling and Cancellation  Distributor may, on at least thirty (30) days prior written notice, reschedule the Acknowledged Shipment Date of, or cancel, any order without cost or penalty.

    d.  Distributor's Acceptance  Distributor's acceptance of an order will occur upon its receipt of the Products, unless Distributor notifies Supplier within thirty (30) days of such receipt that the Products are damaged or do not conform to Distributor's order.

    e.  Early Shipments  Products can be delivered up to fourteen (14) days prior to the Acknowledged Shipping Date without rejection or penalty. Products delivered more than fourteen (14) days prior to their Acknowledged Shipment Date may be accepted or rejected by Distributor. Distributor must notify Supplier of intent to reject within ten (10) business days. If Supplier is notified of Distributor's intention to reject any such delivery, Supplier will issue (or will be deemed to have issued) a Return Material Authorization within five days. The return will be made freight collect.

    6.  PRICES  The prices for Products will be as set forth in Supplier's Price List in effect as of the date of this Agreement, subject to change from such date forward upon notice from Supplier to Distributor.

    a.  Price Increases  Price increases are effective as of the date specified by Supplier. All Products shipped after the effective date of any price increase will be shipped and invoiced at the price in effect at the time of shipment. Price increases for Products in Distributor's inventory shall be in accordance with the Market Price and Special Cost Programs if such programs are added to this Agreement by a Schedule hereto.

    b.  Price Decreases  In the event Supplier decreases the price of any Product, Distributor will receive a credit equal to the difference between the price paid for the Product by Distributor (less any prior credits taken by Distributor on such Product) and the new decreased price for the Product multiplied by the quantity of such Product in Distributor's inventory, or in transit to Distributor, on the effective date of the decrease. Within thirty days of the effective date of such price decrease, Supplier shall issue a credit memo to Distributor. Distributor shall review the credit memo and inform Supplier in writing within thirty (30) days of any discrepancies. All Products shipped after the effective date of any price decrease will be shipped and invoiced at the price in effect at the time of shipment.

    c.  Taxes and Other Charges  Distributor will pay any applicable sales or use taxes pertaining to its purchase of the Products (and, if Products are to be delivered to points outside the United States, the cost of packing, duties, licenses, and fees) if included as a separate item on the invoices sent by Supplier to Distributor.

    d.  Terms  ******  Payment must be made either electronically by Fed Wire or Automated Clearing House (ACH) transfer for value, or by check physically delivered by 11:00 A.M. local time at the bank lockbox location specified by IDT. If the discount date falls on a weekend or a banking holiday the payment must be received on the banking day immediately prior to the weekend or holiday to obtain the discount. Supplier reserves the right to set off any amounts due to Distributor against any debts owed by Distributor.

    7.  RETURN OF PRODUCT

    a.  Quarterly Rotation  Once in each quarter, Distributor may return to Supplier, for credit, a quantity of Products the value of which will not exceed five percent of the amount invoiced by Supplier to Distributor for all Products purchased by Distributor during the previous quarter. Such returns, which may be made from one or more stocking locations, will be shipped F.O.B. Supplier's domestic facility, as designated by Supplier, freight prepaid. Distributor must obtain a return authorization from Supplier prior to shipment, and all Products returned must be in their original unopened packaging, undamaged, and in merchantable condition. Obsolete Products may only be returned under Paragraph 8. The following product classifications, as set forth in Supplier's price list, shall further govern allowable and non-allowable returns from Distributor:

Product Class

"A"  Return to the factory in factory sealed boxes or bags and in factory order increments

"B"  Return to the factory in factory order increments

"C"  Non-Returnable to factory

"D"  Non-Returnable to factory

"R"  Return to the factory in factory order increments

Products that change to a classification of "C" or "D" will be subject to a thirty (30) day return period after the change.

    b.  Initial Purchases  Any and all initial stocking Products ordered by Distributor upon execution of this Agreement may be returned for credit within nine months of the effective date of this Agreement, subject to all of the terms and conditions of Paragraph 7(a) above, but will not be counted as a "stock rotation" for purposes of computing the amount of Products returnable under Paragraph 7(a).

    c.  General Terms of Product Return  Distributor shall obtain Supplier's prior specific authorization number for any return of Product permitted hereunder. Distributor shall return all Product thus authorized within thirty (30) days after authorization, or such authorization shall lapse. Unless otherwise specified herein, all returns shall be shipped FOB Supplier's domestic facility, freight prepaid. Distributor shall return Products in the manner and to the destination directed by Supplier. Distributor may return any Products shipped to but not ordered by Distributor Ex Works Distributor (Freight Collect). Returns of Products not expressly authorized hereunder will be refused by Supplier and returned to Distributor, transportation charges collect.

    8.  PRODUCT CHANGES

    a.  Obsolescence and Modification  Supplier reserves the right to discontinue the manufacture or sale of, or otherwise render or treat as obsolete, any or all of the Products (or to modify the design or manufacture of any Product so as to preclude or limit Distributor's sales of such Product) upon at least thirty days prior written notice to Distributor. Distributor may, in its discretion, within thirty days of its receipt of such notice, except for Product Classes C and D, notify Supplier in writing of its intention to return any or all such Products which remain in its inventory for a credit equal to the net price paid by Distributor for such Products. The Products must be returned within thirty days of the date of Distributor's receipt of Supplier's return authorization or such authorization will lapse. Supplier will pay all freight and shipping charges in connection with any such returns. Such returns will not be counted for computing the amount of Products returnable under Paragraph 7(a).

    9.  WARRANTY  The Products will be covered by Supplier's standard warranties, copies of which are attached to this Agreement as Schedule A. The warranty period set forth in Schedule A will begin with Supplier's shipment to Distributor, and the warranty will extend directly to Distributor's customer as if it had purchased the Products directly from Supplier.

    IDT DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE STATUTORY WARRANTY OF TITLE, THERE ARE NO OTHER EXPRESS OR IMPLIED WARRANTIES.

    10. INTELLECTUAL PROPERTY INDEMNIFICATION  Supplier shall defend, at its expense, any action brought against Distributor, its affiliates and its customers to the extent it alleges that a Product of Supplier infringes a Unites States patent, United States mask work right, or United States copyright or trademark, provided that Supplier is promptly notified in writing of any claim, is given sole control of the defense and settlement thereof, and is provided with all reasonable assistance in connection therewith. If any Product is finally adjudged to so infringe, Supplier shall, at its option, (a) procure for Distributor, its affiliates and its customers the right to continue using the product; (b) modify or replace the product so there is no infringement; or (c) refund the net purchase price paid upon return of the Product.

    Supplier shall have no liability regarding any claim arising out of the use of the Product in combination with other goods if the infringement would not occur but for such combination. Distributor shall defend, indemnify, and hold Supplier harmless from any and all expense, damage, cost or losses resulting from any suit or proceeding brought for infringement of US patents, US maskworks, US copyrights, or US trademarks arising from compliance with the design, specifications or instructions of Distributor, its affiliates and customers.

    THE FOREGOING INDEMNITY CONSTITUTES SUPPLIER'S SOLE LIABILITY AND DISTRIBUTOR'S EXCLUSIVE REMEDY FOR U.S. PATENT INFRINGEMENT AND IS IN LIEU OF ALL EXPRESS, IMPLIED OR STATUTORY WARRANTIES RELATING THERETO.

    11. TERM AND TERMINATION

    a.  Term  This Agreement is effective once signed by both parties and until terminated in accordance with the provisions of this paragraph. Either party may at any time terminate this Agreement without cause and for its convenience by giving thirty (30) days prior written notice to the other. Supplier and Distributor represent that they have considered the making of expenditures in preparing to perform under this Agreement. In that regard, both parties acknowledge that neither party will in any way be liable to the other for any loss, expense or damage (including special, consequential, or incidental damages) by reason of any termination of this Agreement without cause.

    b.  Events of Default  Any of the following is a default under this Agreement:

    i.   the assignment of this Agreement by either party without the prior written consent of the other party;

    ii.  either party's failure to cure any breach of this Agreement within thirty days following written notice thereof from the other (or, if not curable within sixty days, if the cure is not commenced within that period and thereafter diligently completed); and

    iii.  the assignment by either party of its business for the benefit of creditors, or the filing of a petition by either party under the Bankruptcy Code or any similar statute, or the filing of such a petition against either of them which is not discharged or stayed within sixty days, or the appointment of a receiver or similar officer to take charge of either party's property, or any other act indicative of bankruptcy or insolvency.

    c.  Remedies upon Default  In the event of either party's default, the other party may terminate this Agreement for cause by written notice and/or avail itself of any remedy available at law or equity, subject to the limitations contained in this Agreement.

    d.  Return of Inventory  In the event of any termination of this Agreement, Supplier will repurchase from Distributor any or all unsold Products designated by Distributor from its inventory at the price paid therefor by Distributor, less any and all credits taken by Distributor on such Products. Supplier must receive a detailed return listing by part and quantity not later than thirty (30) days after the termination date. If Distributor terminates this Agreement without cause, or Supplier terminates it with cause, the price will be reduced by a ten percent handling charge and Distributor will pay all freight and shipping charges. In the event of any termination, Supplier will, at Distributor's request, honor any Distributor purchase order then outstanding for delivery within ninety (90) days of the date of termination. Supplier may require payment in advance for such Products.

    All Products must be in their original, unopened, packaging, in merchantable condition, and be received within thirty (30) days of the date of Supplier's RMA, or authorization shall lapse. Obsolete Products may only be returned under paragraph 8.

    In addition, all returned Products must meet the requirements for its Product classification:

    The following product classifications, as set forth in Supplier's price list, shall govern allowable and non-allowable returns from Distributor:

Product Class

"A"  Return to the factory in factory sealed boxes or bags and in factory order increments.

"B"  Return to the factory in factory order increments.

"C"  Non-Returnable to factory.

"D"  Non-Returnable to factory.

"R"  Return to the factory in factory order increments.

    e.  Ship and Credit/Debit  All ship and credit/debit authorizations shall expire 90 days after termination of this Agreement and may only be extended in writing by Supplier, at its sole discretion.

    Supplier will be required to accept only those Products which are in their original unopened packaging or are undamaged and in merchantable condition. No termination of this Agreement will affect any obligation of either party to pay amounts due to the other hereunder.

    12. DATA INTERCHANGE  The terms and conditions of the electronic data interchange or "EDI" between Supplier and Distributor shall be governed by Schedule C.

    13. RIGHTS IN DATA  Technical information and software, if any, are subject to the U.S. Government's Restricted Rights Legend, and use, duplication, or disclosure by the Government is subject to restrictions set forth in Federal Acquisition Regulation 52-227-19.

    All software is copyrighted. All maskworks are registered. Distributor shall not copy, reverse engineer or decompile or disassemble any product or software without Supplier's express written consent.

    14. EXPORT CONTROL  Distributor shall comply with all rules and regulations of the U.S. Government and the Bureau of Export Administration regarding the direct and indirect export of Products. Distributor will indemnify and hold Supplier harmless from and against any claim, loss or liability arising out of any breach of this paragraph, whether intentional or unintentional.

    15. MARKETING COMMUNICATION  To assist Distributor in advertising and promoting the Products, Supplier will accrue into a cooperative marketing fund one-half percent (0.5%) of the net sales dollars invoiced to Distributor each month, to be used by Distributor for promotional efforts approved by both Distributor and Supplier. All unused accrued funds shall expire 12 months from the accrual date.

    16. NOTICES  Notices under this Agreement will be deemed given when delivered by hand, overnight carrier, or deposited in the United States mail as certified mail, postage prepaid, addressed to the president of Distributor at its then principal place of business and if to Supplier to the Vice President of Sales and the North America Distribution Sales Manager at its then principal place of business.

    17. TRADEMARKS  This Agreement does not create, and neither party will have any right in, or to the use of, any mark, name, style or logo of the other party. Distributor is, however, hereby granted a nonexclusive right to use Supplier's marks, names or logos to identify itself as an authorized distributor of the Products and for advertising and promoting its services under this Agreement. Distributor shall comply with all Supplier guidelines regarding the use of Supplier's trademarks.

    18. CONFIDENTIAL INFORMATION  Each party will receive and maintain in confidence all proprietary information, trade secrets or other know-how belonging to the other (including but not limited to knowledge of manufacturing or technical processes, financial and systems data, and customer information) provided that any such information, secrets or know-how is clearly marked as being confidential, except and to the extent that disclosure is required by law, regulation or court order, or enters into the public domain through no fault of the party obligated to maintain such confidentiality, or is received from a third party without obligation of confidentiality. Neither party shall disclose Confidential Information to any third party without the prior written consent of the disclosing party. A party receiving Confidential Information shall use such information solely for purposes consistent with the distribution of Products hereunder and for no other purpose. Without limiting the foregoing, all material and information made known to Supplier by Distributor pursuant to Paragraph 4 of this Agreement is hereby designated as confidential, provided such material and information is clearly marked as confidential information of Distributor.

    19. CREDITS  In the event Distributor is entitled to a credit from Supplier which exceeds Distributor's obligation to Supplier at the time, Supplier will pay the amount of such excess to Distributor within thirty (30) days of demand.

    20. AUTHORIZATION NOT UNREASONABLY WITHHELD  Except as provided herein, whenever any consent, action or authorization is required or requested of either party hereunder, it will not be unreasonably withheld or delayed. Any required return authorization will be granted (or deemed to have been granted) within sixty days from the day it is properly requested.

    21. FORCE MAJEURE  Neither party will bear any liability to the other for any failure or delay to the extent that it results from acts of God, labor difficulties, inability to obtain materials or any other cause beyond such party's reasonable control.

    22. RELATIONSHIP OF PARTIES  The parties are independent contractors, each in full control of its business. Under no circumstances will either party have the right or authority to act or make any commitment on behalf of or bind the other or represent the other as its agent in any way.

    23. PUBLICITY  This Agreement is confidential within the meaning of paragraph 17. Except as required by law, no press release or other like publicity regarding the relationship between Distributor and Supplier, this Agreement or its termination will be made without the other party's prior approval.

    24. GENERAL

    a.  Entire Agreement  This Agreement supersedes all prior communications or understandings between Distributor and Supplier and constitutes the entire agreement between the parties with respect to the matters covered herein. In the event of a conflict or inconsistency between the terms of this Agreement and those of any order, quotation, acknowledgment or other communication from one party to the other, the terms of this Agreement will be controlling. Any purchase order or other document which purportedly modifies, supersedes or otherwise alters these terms and conditions shall be of no force or effect whatsoever.

    b.  Amendment  This Agreement cannot be changed in any way except by a writing signed by an authorized representative of both parties.

    c.  Governing Law  This Agreement is made in, governed by, and will be construed solely in accordance with, the internal laws of the State of California. Any action brought under or in connection with this Agreement must be instituted in the state or federal forum covering the defending party's principal place of business.

    d.  Reformation  In the event any provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability will attach only to such provision and will not affect or render invalid or unenforceable any other provision of this Agreement. Any such provision may be reformed by a court of competent jurisdiction so as to render the same valid or enforceable while most nearly effectuating the intent of the parties.

    e.  Assignment  Neither party has the right to assign this Agreement in whole or in part without the prior written consent of the other except to another corporation wholly-owned by or under common control with it. For purposes hereof, an assignment includes, without limitation, a merger, sale of assets or business, or other transfer of control by operation of law or otherwise.

    f.   LIMITATION OF LIABILITY

    a.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR ANY MATTER ARISING OUT OF OR UNDER THIS AGREEMENT.

    b.  EXCEPT AS STATED IN PARAGRAPH 11 (INTELLECTUAL PROPERTY INDEMNIFICATION), SUPPLIER'S MAXIMUM LIABILITY AND DISTRIBUTOR'S MAXIMUM RECOVERY FOR ANY CLAIM ARISING OUT OF OR UNDER THIS AGREEMENT INVOLVING PRODUCTS PURCHASED FOR RESALE SHALL NOT IN THE AGGREGATE EXCEED THE NET PURCHASE PRICE PAID OF THE AFFECTED PRODUCTS.

    25. SCHEDULES  The indicated schedules are attached to, and are a part of, this Agreement.

    Schedule A—Supplier's Standard Warranties

    Schedule B—Special Cost Program (If Applicable)

    Schedule C—EDI Trading Partner Agreement

    Each party has entered this Agreement by having an authorized representative sign below.

DISTRIBUTOR:
By:

	(Typed Name)	(Title)
SUPPLIER:
By:

	(Typed Name)	(Title)

SCHEDULE A—SUPPLIER'S STANDARD WARRANTIES

    Supplier warrants that all products, when delivered, shall conform to Supplier's specifications and be free of defects in manufacture and workmanship. Provided Distributor notifies Supplier in writing within 90 days of the date of delivery of printed circuit modules or boards, or within one year of the date of delivery of integrated circuits or ceramic modules, to a common carrier at the point of origin of such defective or nonconforming product, and promptly returns such product to Supplier in accordance with Supplier's instructions, freight prepaid, Supplier shall, at Supplier's option and expense, either repair, replace, or refund the purchase price of any nonconforming or defective product. Supplier shall have no obligation with respect to any damage arising from misuse, neglect, tampering, unauthorized or improper use or installation, disassembly, repair, alteration, or accident. Notwithstanding the foregoing, if any product is designated developmental or experimental, such product shall be purchased "as is, with all faults" and the remedy granted above shall be of no force or effect whatsoever.

    SUPPLIER DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, EXCEPT FOR THE STATUTORY WARRANTY OF TITLE, THERE ARE NO OTHER EXPRESS OR IMPLIED WARRANTIES.

SCHEDULE B—SPECIAL COST PROGRAM

1.  PURPOSE  The purpose of this Schedule is to provide a means by which Distributor may provide specified Supplier products to designated key customers with an initial cost to Distributor below the current Supplier US Distributor Price Book ("Special Cost Program").

2.  PROCEDURES  Distributor shall follow all procedures and policies of Supplier regarding the Special Cost Program. Supplier reserves the right to amend such policies and procedures at any time and from time to time, however, Supplier shall obtain Distributor's written agreement prior to making any changes to Sections 2.E, 2.F. and 4.C. The current procedures are outlined below:

    A.  "Special Cost Products" are Supplier Products which are purchased by Distributor under the Special Cost Program.

    B.  Distributor shall submit the required forms and information regarding the customer, products to be purchased, anticipated volume and requested pricing to Supplier.

    C.  Supplier shall review the information and determine, in its sole discretion, if customer will be included in the Special Cost Program. If the customer will be included, part numbers and pricing will be assigned.

    D.  Distributor may place orders for the Special Cost Products only for resale to the designated customer. If Distributor must transfer such Special Cost Products between the special inventory and standard inventory, Distributor must comply with Supplier's Stock Transfer Procedure which Distributor is familiar with. In the event of such an inventory transfer, Distributor shall notify Supplier, in writing, within five days of such transfer and pay Supplier the difference between the standard inventory cost and the special pricing.

    E.  Price Adjustment.  Special Cost Products shall be eligible for price protection only as specified in Supplier's then current Special Cost policy and procedures. Price adjustments may result in inventory and backlog write-down or write-up and credit or payment between Distributor and Supplier as set forth below:

       (i) Within ten days after the effective date of a price change, Supplier shall provide Distributor with an inventory report for the affected Special Cost Products.

      (ii) If Supplier decreases the price for any Special Cost Product, Supplier shall provide a price protection credit to Distributor in an amount equal to the difference between the prior Special Cost in effect at the date of the price change and the new Special Cost multiplied by the quantity of such Special Cost Product in Distributor's inventory on the effective date of such price change.

      (iii) If Supplier increases the price for any Special Cost Product, Supplier shall invoice Distributor in an amount equal to the difference between the prior Special Cost in effect at the date of the price change and the new Special Cost multiplied by the quantity of such Special Cost Product in Distributor's inventory on the effective date of such price change.

      (iv) "Net Inventory Effect" Supplier shall submit the price protection credit and the bill-up Invoice to Distributor at the same time. If the combination of the credit and invoice result in a payment due by Distributor, such payment shall be due and payable as set forth in the Agreement.

      (v) If the Net Inventory Effect results in a payment due from Distributor, Distributor may, at Distributor's option, return Products to Supplier with a value equal to the Net Inventory Effect. Special Cost Products which are returned to Supplier must be from the Supplier product line in which the price increase occurred. Distributor must request an RMA from Supplier within ten (10) working days of Supplier's determination of and invoicing for the Net Inventory Effect. Returns under this section in no way offset or relieve Distributor from its obligations to pay any amounts due under section (iv).

    F.  Stock Rotation  The exchange value for Special Cost Products under stock rotation privileges of the Agreement shall be the Special Cost Price at the time of the stock rotation.

3.  RESTRICTIONS AND LIMITATIONS  Distributor shall comply with all Supplier requirements regarding the Special Cost Program. Ship and Credit claims are not permitted on Special Cost Product under any circumstances. The terms and conditions of the Agreement shall govern purchases made by Distributor under the Special Cost Program.

4.  TERM AND TERMINATION

    A.  Either Supplier or Distributor may terminate this Special Cost Program, with cause or for convenience, upon 30 days written notice to the other party.

    B.  Either Supplier or Distributor may remove a Special Cost Product or customer from the Special Cost Program upon notice to the other party. Such notice shall be effective at the end of Distributor's then current fiscal month.

    C.  Upon termination of this Special Cost Program or removal of a Special Cost Product from the Special Cost Program, the price of the (former) Special Cost Product(s) will be adjusted to the cost shown in the then current Supplier US Distributor Price Book. Price adjustments may result in inventory and backlog write-down or write-up, credit or payment between Distributor and Supplier and return of Special Cost Products using the procedures set forth in the Special Cost policies and procedures. (The current procedure is outlined in Section 2.E. of this Special Cost Schedule.) In lieu of any inventory write-up, Distributor will be entitled to return any affected inventory to Supplier for credit.

SCHEDULE C—EDI TRADING PARTNER AGREEMENT

1.  PURPOSE. IDT and EDI Participant agree to establish a system whereby communication and/or transactions between IDT and EDI Participant can be accomplished through electronic means, rather than writing on paper.

2.  EDI OPERATIONS. Technical operational details necessary to implement the EDI relationship contemplated herein such as defining transaction standards and sets and selection of third party networks shall be mutually agreed upon and followed by the parties in good faith using reasonable efforts. Any transaction not agreed upon shall have no force or effect between parties.

3.  GENERAL TERMS AND CONDITIONS FOR PURCHASES AND SALES. This Agreement does not express or imply any commitment to purchase or sell goods or services. The terms and conditions set forth in the Distribution Agreement entered into between IDT and EDI Participant shall govern all sales made under this Agreement.

4.  EDI TRANSACTIONS ENFORCEABILITY. IDT and the EDI Participant agree that all rights, duties, and obligations which would accrue upon receipt of data in the form of paper documentation shall accrue upon receipt of the data in electronic form via EDI. Further, they agree: (1) that neither party shall contest the admissibility of paper documentation copies of electronically transmitted data under the business records exception to the hearsay rule, or the best evidence rule, or the Statute of Frauds, on the basis that the data were not originated or maintained in documentary form, or that the data do not constitute a signed writing by a party intending to be bound thereby; (2) that company identifiers such as DUNS numbers in data transmission fields or network access identification codes shall constitute prima facie evidence of which EDI participant sent a transmission; and (3) that copies of the transmitted and received data, mechanically or electronically stored by either party shall constitute evidence of the intended contents of the orders, acknowledgments, transactions, and other information covered by this Agreement, if they are machine readable and capable of reproduction into printed human readable form of paper. Each party is obligated to retain records as prescribed by law or common business practice.

5.  THIRD PARTY PUBLIC DATA NETWORK (PDN) USE. Each party is responsible for establishing its own agreements with third party networks. Connect time and any other charges of the third party network shall be paid for by the party initiating each communication. Either party may change its third party network at any time upon thirty (30) days prior written notice to the other party at the address on the attached page hereof.

6.  TRANSMISSION REQUIREMENT. Each party shall have in place reasonable controls to ensure timely handling of EDI transmissions and to promptly contact the sending party for corrective action in the event of a transmission error, such as an unintelligible or garbled transmission. Exhibit A contains specific Transaction Sets that will be used by both parties. Proper receipt of an EDI transmission shall not give rise to any obligation unless and until the party initially transmitting such document has properly received in return an acceptance document.

7.  SECURITY DUTIES. Each party is solely responsible for the selection, implementation, and maintenance of appropriate security products, tools, tests and procedures sufficient to meet its requirements for protecting its programs and data from improper access, loss, alteration, or destruction.

    Each party shall treat as confidential and not provide or otherwise make available the whole or any portion of the other party's network procedures, passwords, or computer telephone numbers to any person other than to recipient's employees who need to know, without written consent from the other party. Each party agrees that its access to the other party's network, if any, will be limited and agrees not to exceed the scope of authorized access. If the scope is exceeded by a party, it will promptly notify the other party. Each party agrees that it will take appropriate actions by instructions, agreement, or otherwise with its employees who are permitted access to the aforementioned items to notify them of EDI Participant's and their individual obligations under this Agreement. Each party agrees that any other network procedure information shall not be considered as confidential information unless a separate nondisclosure agreement.

8.  TERM AND TERMINATION. The term of this Agreement shall begin when this Agreement has been executed by both parties. Either party may terminate this Agreement at any time for convenience without liability therefore, upon ten (10) days prior written notice to the other party at the address on the attached page hereof. However, such termination shall not relieve either party of any contractual obligations incurred prior to termination.

9.  DAMAGE LIMITATION. NEITHER PARTY SHALL BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF USE, LOSS OF INFORMATION, INTERRUPTION OF BUSINESS, OR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT WHETHER ALLEGED AS A BREACH OF CONTRACT OR TORTUOUS CONDUCT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.  FORCE MAJEURE. Neither party shall be liable for any failure to perform its obligations hereunder where such failure results from any act of God or other cause beyond such party's reasonable control, including without limitation, any mechanical, electronic or communications failure which prevents electronic transmission or receipt of data.

11.  APPLICABLE LAW / LIMITATION OF ACTIONS. The validity, performance and construction of this Agreement will be governed by the laws of the State of California, U.S.A. All legal actions, however asserted, shall be commenced within one year from the date the cause of action arises.

12.  ASSIGNMENT. This Agreement shall not be assigned or transferred by either party without the prior written consent of the other party.

13.  TRANSACTION SETS. All Transaction Sets shall be transmitted and formatted in accordance with the American National Standards Institute (ANSI)ASC X12 standard or the Electronic Data Interchange for Administration of Commercial Trade Standard (EDIFACT). This also includes the data dictionary, segment dictionary, and transmission controls published as standards.

EDI TRADING PARTNER AGREEMENT

1.	EDI Participant:
Company Name:
Address:

2.
EDI Business Contact Name, Address and Phone Number

IDT
EDI Coordinator
Corporate Customer Service
Integrated Device Technology, Inc.
Santa Clara, CA 95052
(408) 330-1839

EDI Participant

3.
Address for Legal Notices

IDT
Integrated Device Technology, Inc.
2975 Stender Way, Mail Stop C4-25
Santa Clara, CA 95054
Attn.: General Counsel

EDI Participant

4.
Third Party Network Provider

IDT: GEIS EDI Participant:

EXHIBIT A

1.
Transaction Sets.

    All Transaction Sets shall be transmitted and formatted in accordance with the American National Standards Institute ("ANSI")ASC X12 standard or the Electronic Data Interchange for Administration of Commercial Trade Standard ("EDIFACT"), as reflected below beside each Transaction Set. This also includes the data dictionary, segment dictionary, and transmission controls published as standards.

2.
Transaction Sets, and minimum field requirements where applicable, to be transmitted are as follows

810—Invoice
850—PO
855—PO Ack.
867—POS (Maximum of two digits after the decimal point and invoice and item number must be unique per line item)
1.	Branch
2.	End Customer Name
3.	End Customer Number
4.	Quantity Sold
5.	Part Number
6.	Resale Price
7.	Invoice Number
8.	Invoice Item Number
9.	Invoice Date/Ship Date
10.	Transaction Type
11.	Authorization Number (If sending against it)
12.	Inventory Location Code
846—Inventory-
1.	Branch
2.	Part Number
3.	Inventory
4.	Book Price
5.	Inventory Location Code
844—Ship and debit claim (Maximum of two digits after the decimal point and invoice and item number must be unique per line item)
1.	Branch
2.	End Customer Name
3.	End Customer Number
4.	Quantity Sold
5.	Part Number
6.	Resale Price
7.	Adjusted Cost
8.	Book Cost
9.	Invoice Number
10.	Invoice Item Number
11.	Invoice Date/Ship Date
12.	Claim Date
13.	Transaction Type
14.	Authorization Number
849—Ship and debit response
856—Ship notice
870—Backlog
832—Cost book